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                                                                    Exhibit 11.1



                                   STAC, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)



                                                    Year Ended September 30,
                                               -----------------------------------
                                                 1997         1996          1995
                                               --------     --------      --------
Primary net income (loss) per share:

Net income (loss)                              $  5,660     $ (1,675)     $  1,496

Less preferred dividends                           --            168         1,598
                                               --------     --------      --------

Net income (loss) available for common
 shareholders                                  $  5,660     $ (1,843)     $   (102)
                                               ========     ========      ========

Common and common stock
 equivalent shares outstanding                   30,926       30,068        25,391


Net income (loss) per share, primary           $    .18     $   (.06)     $    .00



Fully diluted net income (loss) per share:

Net income (loss)                              $  5,660     $ (1,675)     $  1,496

Less preferred dividends                           --           --           1,598
                                               --------     --------      --------

Net income (loss) available for common
 shareholders                                  $  5,660     $ (1,675)     $   (102)
                                               ========     ========      ========

Common and common stock
 equivalent shares outstanding                   30,935       30,585        25,391


Net income (loss) per share, fully diluted     $    .18     $   (.05)     $    .00